Exhibit 10.19
Pages where confidential treatment has been requested are stamped ‘Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission,’ and the confidential section has been marked as follows: [***].
LICENSE AGREEMENT FOR NF/GA002
     THIS AGREEMENT is made this 1st day of September 2009 (“Effective Date”), by and between THE SAMUEL ROBERTS NOBLE FOUNDATION, INC. (“NOBLE”), an Oklahoma nonprofit corporation, and CERES, INC., a Delaware corporation (“CERES”).
     WHEREAS, NOBLE and UGARF entered into a TESTING AND EVALUATION AGREEMENT, dated 15 May 2006 (“UGARF TESTING AGREEMENT”), that grants NOBLE an exclusive license to test and evaluate switchgrass varieties NF/GA991, NF/GA992, NF/GA001 and NF/GA002 with an exclusive option to obtain an exclusive, world-wide license, with the right to sublicense, to produce, use, sell and commercially exploit the same;
     WHEREAS, NOBLE and UGARF entered into a VARIETY LICENSE AGREEMENT, dated 1 September 2009 (“UGARF NF/GA002 LICENSE”), attached in ANNEX A, that grants NOBLE an exclusive, world-wide license, with the right to sublicense, to produce, use, sell and commercially exploit NF/GA002 seed;
     WHEREAS, CERES has the ability to assume production of and to commercialize energy crops, including, switchgrass crops and wishes to produce, use, sell and commercially exploit NF/GA002 seed;
     WHEREAS, CERES and NOBLE entered into an EVALUATION, PRODUCTION AND LICENSE AGREEMENT, dated 19 May 2006, that grants CERES, among other rights, the exclusive, world-wide license to produce, use, sell and commercially exploit NF/GA002 seed;
     WHEREAS, CERES and NOBLE recognize that the rights intended to be granted hereunder can be a strong incentive for CERES to risk money and other resources needed to produce, use, sell and commercially exploit NF/GA002 seed for wide public enjoyment;
     WHEREAS, NOBLE wishes to grant CERES a sublicense to produce, use, sell and commercially exploit NF/GA002 seed pursuant to its rights under the UGARF NF/GA002 LICENSE;
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and of other good and valuable consideration, the parties have agreed and do hereby agree as follows:
1. DEFINITIONS.
     1.1 “LICENSED VARIETY” means switchgrass variety NF/GA002.
     1.2 “LICENSED TERRITORY” means the United States of America and all other countries of the world.
     1.3 “LICENSED PRODUCTION TERRITORY” means the United States of America and all other countries of the world.

     1.4 “BREEDER SEED” means seed of the LICENSED VARIETY that (a) is identified by NOBLE as being of a suitable standard of physical and genetic purity to produce FOUNDATION SEED and (b) resulted from the final breeding of the LICENSED VARIETY.
     1.5 “FOUNDATION SEED” means seed produced from plants grown directly from BREEDER SEED, cultivated according to certification regulations and that meets the specifications of the official seed certifying agency of the jurisdiction in which said seed is/was produced.
     1.6 “REGISTERED SEED” means seed produced from plants grown directly from FOUNDATION SEED, cultivated according to certification regulations and that meets the specifications of the official seed certifying agency of the jurisdiction in which the seed is/was produced.
     1.7 “CERTIFIED SEED” means seed produced from plants grown directly from FOUNDATION SEED or REGISTERED SEED, cultivated according to certification regulations and that meets the specifications of the official seed certifying agency of the jurisdiction in which the seed is/was produced.
     1.8 “NON-CERTIFIED SEED” means seed produced from plants cultivated according to certification regulations of the official seed certifying agency of the jurisdiction in which the seed is/was produced; however, such seed does not meet the specifications of CERTIFIED SEED but may be sold as a LICENSED VARIETY.
     1.9 “COMMERCIAL SEED” means REGISTERED SEED, CERTIFIED SEED, or NON-CERTIFIED SEED, that is sold for purposes other than seed production.
     1.10 “INTELLECTUAL PROPERTY RIGHTS” means all rights in any plant variety, patent, plant breeders rights, registration or equivalent intellectual property protection, or any applications thereof, for the LICENSED VARIETY, which may be filed in United States of America, or other jurisdictions, with the exception of TRADEMARKS. INTELLECTUAL PROPERTY RIGHTS, when applied for or granted, will be set forth in ANNEX B.
     1.11 “TRADEMARK” means any trademark, trade name or logo owned by CERES and intended for use with a LICENSED VARIETY; provided however, it is recognized that U.S. regulations prohibit the registration of any plant variety name as a trademark or trade name.
     1.12 “COMMERCIAL NAME” means the complete, preferred name of a LICENSED VARIETY under which such LICENSED VARIETY will be marketed and sold.
     1.13 “NET SELLING PRICE” means the actual wholesale price for seeds of the LICENSED VARIETY received by CERES or any AFFILIATED COMPANY from a third party for the sale of such seed, excluding seed for further seed production, less any (a) customary trade, quantity, or cash discounts; (b) amounts repaid or credited by reason of rejection or return; (c) any sales, use, tariff, customs duties, V.A.T. and/or other taxes, duties and similar governmental assessments (except taxes based on income); and (d) outbound transportation, shipping, packing, costs of insurance in transit paid by CERES or an AFFILIATED COMPANY; subject in all cases to (a) to (d) being separately charged on customer invoices or credit notes. Where there is no identifiable sale price or when a LICENSED VARIETY is sold to other than bona fide, arms length customers of CERES or any AFFILIATED

COMPANY, CERES or the AFFILIATED COMPANY shall be deemed to have received the NET SELLING PRICE calculated based only on the final sale of the seed (wholesale level) to an independent third party, otherwise referred to as net wholesale price payable by dealers. If no such current price is available, a hypothetical fair market value price will be determined by the parties jointly in good faith for the purpose of calculating NET SELLING PRICE.
     1.14 “LICENSE INCOME” means the gross amount actually received by either CERES or any AFFILIATED COMPANY in consideration for the grant of SUBLICENSES (defined below) to SUBLICENSEES (defined below) that are not AFFILIATED COMPANIES to produce and sell seed of the LICENSED VARIETY, including up-front fees, lump sum payments and any running royalties on a product-by-product and jurisdiction-by-jurisdiction basis, without deduction of any kind.
     1.15 “AFFILIATED COMPANY” means any company owned or controlled by, under common control with or controlling CERES, “control” meaning in this context the direct or indirect ownership of fifty percent (50%) or more of the voting stock/shares of a company, or the power to nominate at least half of the directors.
     1.16 “SUBLICENSE” means any sublicense granted (a) by CERES to an AFFILIATED COMPANY or (b) by CERES or an AFFILIATED COMPANY to any third party (“SUBLICENSEE”), as authorized by this Agreement, to produce and sell a LICENSED VARIETY (or LICENSED VARIETY).
     1.17 “MARKETING PLAN” means a detailed written plan for production, distribution, selling and promotion of the LICENSED VARIETY prepared by or on behalf of CERES and submitted to NOBLE. A MARKETING PLAN will be non-binding, i.e., the performance of CERES (through CERES and/or any SUBLICENSEE) shall not be compared by forecasts and/or projections therein and such forecasts and/or projections are merely advisory. The MARKETING PLAN shall include at least the information outlined in ANNEX C. Actual, adopted MARKETING PLANS shall be attached as further annexes to this Agreement.
2. GRANT OF LICENSE.
     2.1 Subject to CERES’ compliance with the obligations of this Agreement and the reservations of Paragraph 2.2, NOBLE hereby grants CERES an exclusive sublicense to:
(a)	Access to BREEDER SEED, whether produced by NOBLE or CERES; and

(b)	Produce all seed of the LICENSED VARIETY in the LICENSED PRODUCTION TERRITORY, wherein the right to produce BREEDER SEED shall be non-exclusive between CERES and NOBLE; and

(c)	Use, sell and commercially exploit the seed of the LICENSED VARIETY in the LICENSED TERRITORY; and

(d)	Make sublicenses under any and all INTELLECTUAL PROPERTY RIGHTS.
     2.2 Notwithstanding Paragraph 2.1, NOBLE shall have an irrevocable, nonexclusive, nontransferable, royalty-free right to produce, use and evaluate the LICENSED VARIETY for any research, development, breeding, evaluation, demonstration and/or educational purpose or program conducted by NOBLE in accordance with the terms of the parties’ Master Research Agreement, dated 19 May 2006 (“MRA”).
     2.3 Sublicenses. CERES shall have the right to grant SUBLICENSES within the LICENSED TERRITORY provided that:
(a)	Any such SUBLICENSE shall be personal to the SUBLICENSEE and shall not be assignable unless to an affiliated company of that SUBLICENSEE, defined similarly as in Paragraph 1.15 but in the context of such SUBLICENSEE.

(b)	The terms and obligations of any such SUBLICENSE shall be consistent with the terms and obligations of this Agreement. Notwithstanding, CERES shall remain responsible for the operations of its SUBLICENSEES relevant to this Agreement as if such operations were conducted and carried out by CERES, including, but not limited to, the payment of all fees and royalties due under this Agreement.

(c)	CERES further shall deliver to NOBLE (under an obligation of confidentiality) a written summary of each SUBLICENSE agreement, which shall include the name and address of the SUBLICENSEE, scope of the SUBLICENSE, exclusive/non-exclusive status, territory, remuneration, reporting and diligence obligations, if any. This summary shall be provided within thirty (30) days after execution, modification or termination of the summarized agreement.

(d)	CERES will use commercially reasonable efforts to collect any and all amounts due to CERES under any SUBLICENSE for the sale of seed of each LICENSED VARIETY.
     2.4 CERES shall not sell or supply to any SUBLICENSEE, seed growing contractor or to any other third party any BREEDER SEED or FOUNDATION SEED for the purpose of seed production without an agreement obligating the recipient to sell or deliver the resultant seed to CERES, any AFFILIATED COMPANY, any SUBLICENSEE, any authorized distributor, or retailers as directed by CERES.
     2.5 Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise any license or rights under any INTELLECTUAL PROPERTY RIGHTS, whether owned by NOBLE or licensed to NOBLE, other than the one(s) expressly set forth in this Agreement.
     2.6 Notwithstanding Paragraph 2.4, CERES may supply unlabelled (i.e., without certification tag) COMMERCIAL SEED to a third party for the limited purposes of evaluating the agronomic performance of the LICENSED VARIETY. The third party shall enter into a written agreement with CERES that the seed supplied will not be used for further multiplication, breeding, selection or other improvements.

3. INTELLECTUAL PROPERTY RIGHTS.
     3.1 CERES agrees to prepare and file, or have prepared and filed, any and all applications for plant variety rights or other forms of intellectual property protection, including utility patents, for the LICENSED VARIETY in the United States. Applications for intellectual property protection, whether plant variety rights and/or patents, shall be filed in the name of NOBLE and/or UGARF. At CERES’ discretion, plant variety rights and/or other forms of intellectual property protection may be filed in any other jurisdiction.
     3.1.1 If CERES intends to abandon any plant variety rights, pending or granted in any jurisdiction, CERES shall first give sufficient written notice (at least ninety (90) days) to NOBLE to permit NOBLE the opportunity to assume such filing, examination and/or maintenance without prejudice and Paragraph 2.10 of the MRA will apply.
     3.1.2 Any application for plant variety rights shall reflect the COMMERCIAL NAME of the LICENSED VARIETY (Paragraph 5).
     3.2 CERES and NOBLE will consult with regard to INTELLECTUAL PROPERTY RIGHTS.
     3.3 The obligations of this paragraph shall not apply to any jurisdictions in which CERES has elected not to apply for intellectual property protection:
     3.3.1 CERES and NOBLE shall avoid carrying out any act that would prejudice the grant of INTELLECTUAL PROPERTY RIGHTS. Without limitation, neither party shall make available reproductive material of the LICENSED VARIETY at a date or in a manner that might jeopardize the right to seek INTELLECTUAL PROPERTY RIGHTS protection for the LICENSED VARIETY.
     3.3.2 CERES, whether directly or through any SUBLICENSEE, shall not sell any seeds of the LICENSED VARIETY until such time as the requirements for INTELLECTUAL PROPERTY RIGHTS have been established.
     3.3.3 The provisions of this Paragraph 3.3 shall not restrict or otherwise penalize any Disclosure authorized pursuant to Paragraph 11.4 of this Agreement.
     3.4 CERES shall use all reasonable endeavors to ensure in any sales jurisdiction of the LICENSED TERRITORY in which INTELLECTUAL PROPERTY RIGHTS exist that all bags or containers supplied by CERES and any SUBLICENSEE containing only seed of the LICENSED VARIETY are clearly labeled to show that the packaged LICENSED VARIETY is covered and protected by INTELLECTUAL PROPERTY RIGHTS.
4. LICENSED VARIETY CONSIDERATION.
     4.1 In partial consideration for the rights granted in Paragraph 2.1 of this Agreement, CERES shall be responsible for any and all fees and expenses incurred in filing, examining, certifying and maintaining any INTELLECTUAL PROPERTY RIGHTS for the LICENSED VARIETY, subject to the provisions of Paragraph 3.

     4.2 In partial consideration for the rights granted hereunder, CERES agrees to pay to NOBLE, on behalf of CERES and any AFFILIATED COMPANY, for the LICENSED VARIETY, a royalty of [***] of the NET SELLING PRICE for the naked seed weight (exclusive of any coating materials that may be applied) of all COMMERCIAL SEED of the LICENSED VARIETY in the LICENSED TERRITORY in a calendar year.
     4.3 In partial consideration for the rights granted hereunder, CERES agrees to pay to NOBLE [***] of any and all LICENSE INCOME received from its SUBLICENSEES.
     4.4. CERES shall have the right to sell, directly or through any AFFILIATED COMPANY and any SUBLICENSEE, limited quantities of seed of the LICENSED VARIETY as “variety not stated” for inventory control and disposal of seed that does not satisfy the standards of COMMERCIAL SEED. CERES agrees to pay to NOBLE for sales made by CERES, any AFFILIATED COMPANY, and any SUBLICENSEE a royalty determined in accordance with Paragraph 4.2 (for sales by CERES and any AFFILIATED COMPANY) or in accordance with Paragraph 4.3 (for sales by SUBLICENSEES) for any such seed sales.
     4.4.1 “Limited quantities” shall not exceed 10% of the annual production of COMMERCIAL SEED in each calendar year.
     4.4.2 “Variety not stated” seed cannot be associated with, directly or indirectly, any COMMERCIAL NAME or include any other designations that identify such material as the LICENSED VARIETY.
     4.5 Notwithstanding any other provision contained in this Agreement and irrespective of the level of sales of seeds of a the LICENSED VARIETY under this Agreement, CERES shall pay to NOBLE for each calendar year of the term hereof a minimum royalty with respect to the designated LICENSED VARIETY only, according to the following schedule. Payment of this minimum royalty shall be due on or before March 31 of the succeeding year for which the payment is due.
Minimum Royalties:

Calendar Year	Minimum Royalty (USD)
2010	[***]
2011	[***]
2012	[***]
2013	[***]
2014	[***]
     4.6 The minimum royalty of Paragraph 4.5 shall not carry forward to subsequent calendar years as royalty credit against future sales. For clarification, the following rules shall guide the relationship between royalties and minimum royalties:

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

(a)	If the royalty payments due under Paragraph 4.2 for a LICENSED VARIETY is less than the respective minimum royalty of Paragraph 4.5 in a given year, then only the respective minimum annual royalty of Paragraph 4.5 for such LICENSED VARIETY shall be payable;

(b)	If the royalty payment due under Paragraph 4.2 for a LICENSED VARIETY exceeds the respective minimum royalty of Paragraph 4.5 in a given year, then the respective minimum annual royalty of Paragraph 4.5 shall not be payable;

(c)	Should there be a failure in production of seed of a LICENSED VARIETY, where CERES can evidence that sufficient acreage was established to produce adequate seed for payment of the minimum royalty of Paragraph 4.5 and production of seed failed due to circumstances beyond the control of CERES or CERES’ contract grower(s), then the minimum royalty will be paid pro-rata to the extent of the failure of seed production; and

(d)	While not applicable to the minimum royalties contemplated in Paragraph 4.5, the parties acknowledge and agree that future license agreements, if any, may include a maximum, annual minimum royalty, based on cumulative minimum royalty amounts from variety licenses and/or variety sublicenses by and between the parties, to manage the annual minimum royalty load on CERES.
     4.7 CERES shall be responsible for the collection and payment of royalties due to NOBLE for all seed sold in the LICENSED TERRITORY.
     4.8 CERES shall, in addition to any payments due under Paragraphs 4.1, 4.2, 4.3 or 4.6, pay all goods and service taxes (or other taxes) due on its commercial activity. If any royalty payments are subject to a withholding tax, then:
(a)	If the tax is reclaimable by CERES (or an associated AFFILIATED COMPANY), then CERES shall make the royalty payment without deduction; and

(b)	If the tax is non-reclaimable by CERES (or an associated AFFILIATED COMPANY), then CERES shall pay the net royalty (i.e., the royalty due less such withholding tax) and shall provide to NOBLE proper certificates for such withholding tax.
     4.9 All sums payable by CERES to NOBLE under this Agreement shall be payable in United States dollars. Royalties shall be payable by March 31 of each year with respect to the NET SELLING PRICE and LICENSE INCOME received by CERES and any AFFILIATED COMPANIES in the preceding calendar year. Payments shall be made by check to the following address:
Vice President, General Counsel
The Samuel Roberts Noble Foundation, Inc.
2510 Sam Noble Parkway
Ardmore, Oklahoma 73401

Such payments shall be accompanied by a written report setting forth seed production, sales by CERES, each AFFILIATED COMPANY, and each SUBLICENSEE of seed during the calendar year (identified by variety), permitted exclusions, related NET SELLING PRICE, CERES’ LICENSE INCOME, the royalties due, and all uncollected amounts due CERES (and any AFFILIATED COMPANY) from SUBLICENSEES. If no royalties are due, CERES also shall so report.
     4.10 Payments required under this Agreement shall, if overdue, bear interest at a per annum rate of one percent (1%) above the prime interest rate in effect on the due date, as reported in the Wall Street Journal, from the date the payment is due until it is received.
5. VARIETY NAMES, TRADE MARKS AND BRAND INTEGRITY.
     5.1 CERES shall use “EG2101” as the COMMERCIAL NAME for the LICENSED VARIETY, under which the seed of the LICENSED VARIETY will be marketed and sold.
     5.2 In the event CERES seeks to change or modify the COMMERCIAL NAME for the LICENSED VARIETY, CERES will obtain the prior written approval of NOBLE before adopting and/or submitting any (final or proposed) COMMERCIAL NAME for registration, listing or introduction into commerce, wherein such approval will neither be unreasonably withheld nor delayed. The parties acknowledge that NOBLE will notify UGARF of such changes or modifications, in confidence, upon receiving notification from CERES hereunder.
     5.3 CERES shall use all reasonable endeavors to ensure that all references made by CERES, any AFFILIATED COMPANY, or any SUBLICENSEE to the LICENSED VARIETY shall use the COMMERCIAL NAME, as specified in applicable INTELLECTUAL PROPERTY RIGHTS, and shall use its best endeavors to ensure that all references by other parties shall use the same COMMERCIAL NAME and shall use this name in a manner which distinguishes it from any TRADEMARK. CERES, any AFFILIATED COMPANY or any SUBLICENSEE shall not falsely represent that any seeds of another variety being sold or offered for sale are seeds of the LICENSED VARIETY.
     5.4 CERES may determine TRADEMARK(S) associated or intended for use with a LICENSED VARIETY. CERES shall be the owner of all rights in any such TRADEMARK, chosen, applied to, used or registered in association with the LICENSED VARIETY.
6. SEED AND QUALITY AND PERFORMANCE REGULATIONS.
     6.1 NOBLE shall at all times maintain adequate supplies of BREEDER SEED of the LICENSED VARIETY for CERES as well as adequate supplies of germplasm for the production of BREEDER SEED, wherein NOBLE shall provide needed quantities of such BREEDER SEED to CERES upon receipt of a written request for the same; provided, however, NOBLE shall have the right to retain a reasonable portion (or amount) of any such BREEDER SEED, such portion (or amount) being determined in the sole discretion of the breeder of the LICENSED VARIETY, for research and/or archival purposes. For the seed required under this paragraph, NOBLE will take all necessary measures to reasonably ensure that all seed produced is handled and stored in such manner as to prevent contamination, theft, deterioration, or unintentional destruction.

     6.2 Subject to the obligations of NOBLE under Paragraph 6.1, CERES shall be responsible for multiplying seed of the LICENSED VARIETY within the LICENSED PRODUCTION TERRITORY and using commercially reasonable efforts to produce, market and sell the resultant seed so as to ensure that COMMERCIAL SEED of the LICENSED VARIETY is commercially available in the United States in reasonable quantities and at a reasonable price in 2010. Availability in foreign markets, if any, of the LICENSED VARIETY shall be determined by CERES no later than two (2) years after U.S. commercialization of such LICENSED VARIETY.
     6.3 CERES shall meet its own cost of promotion, overseas trials and listing of the LICENSED VARIETY in the LICENSED TERRITORY.
     6.4 CERES shall use reasonable endeavors to ensure that all seed of the LICENSED VARIETY offered for sale by CERES, any AFFILIATED COMPANY or SUBLICENSEE shall meet the normally accepted standards of the seed trade or certifying authorities relating to seed quality within the relevant jurisdiction of the LICENSED TERRITORY.
     6.5 Subject to the obligations of Paragraph 4.4, where CERES wishes to dispose of seeds of the LICENSED VARIETY without identity, CERES shall obtain prior written approval by NOBLE before disposing of any seed of the LICENSED VARIETY, such approval not to be unreasonably withheld. In the event that no response is received within five (5) working days of the request for approval being made then it shall be deemed that consent has been granted.
     6.6 CERES shall advise NOBLE of any downgrading of FOUNDATION SEED of the LICENSED VARIETY.
     6.7 When performing activities pursuant to this Agreement, each party shall be responsible for complying with all applicable laws, rules and regulations and obtaining any and all permits or authorizations or proceed to any notifications which may be required by such laws, rules and regulations.
     6.7.1 CERES shall at all times comply with and abide by any governing act, rules, regulations, by-laws, plant variety rights legislation or the like and/or requirements relating to the quality and sale of seeds of the LICENSED VARIETY in the relevant jurisdictions of the LICENSED TERRITORY and shall use all reasonable commercial endeavors to obtain any necessary regulatory approvals for the LICENSED VARIETY.
7. DILIGENCE.
     7.1 CERES will use commercially reasonable efforts to actively market and distribute seed of the LICENSED VARIETY in the LICENSED TERRITORY, wherein such efforts shall be appropriately reflected in the MARKETING PLAN.
     7.2 CERES shall submit to NOBLE with its annual report under Paragraph 4.9 a report of progress made by CERES (and any AFFILIATED COMPANY), directly or through its SUBLICENSEES, in achieving marketing goals of previous years and meeting the objectives of the MARKETING PLAN submitted and agreed upon for the LICENSED TERRITORY. From time to time, but at least annually, CERES shall submit an amended and updated MARKETING PLAN for NOBLE’S review and acceptance, which will not be unreasonably withheld or delayed.

     7.3 Minimum diligence requirements for the LICENSED VARIETY shall be satisfied by the payment of the annual minimum royalty amounts for the prescribed years for only the specific LICENSED VARIETY set forth in Paragraph 4.5.
     7.4.1 If CERES fails to pay to NOBLE the prescribed annual minimum royalty, NOBLE shall have the right to convert the license granted to CERES with respect to such LICENSED VARIETY to non-exclusive, by written notice to CERES.
     7.4.2 Upon CERES’ written request, this Agreement shall be amended to terminate the annual minimum royalty and to convert the exclusive license grant of Paragraph 2.1 for the LICENSED VARIETY to a non-exclusive license grant.
8. BOOKS, RECORDS AND RIGHT OF AUDIT.
     8.1 CERES shall keep and shall cause each AFFILIATED COMPANY and each SUBLICENSEE to keep accurate records of all production and sales of seeds of the LICENSED VARIETY in each country of the LICENSED TERRITORY where such production and/or sales are made. These records should include, at least, the number of acres of LICENSED VARIETY seed under production, the physical location of each LICENSED VARIETY production field owned or controlled by CERES, any AFFILIATED COMPANY or any SUBLICENSEE, the total amount of seed of the LICENSED VARIETY produced, the total amount of seed of the LICENSED VARIETY sold, including specifically the amount of COMMERCIAL SEED sold and the amount of seed sold and/or disposed of without identity (under Paragraphs 4.4 and 6.5) and all invoices or shipping documents relating to such sales.
     8.2 CERES shall allow an independent auditor, reasonably acceptable to CERES, appointed by NOBLE to inspect the records of CERES and any AFFILIATED COMPANY pertaining to the LICENSED VARIETY for the exclusive purpose of verifying the accuracy of the reports provided. Any such audit shall occur no more frequently than annually. Any such inspection shall occur during normal business hours and after NOBLE has provided written notice at least ten business days prior to the date of the intended inspection. NOBLE agrees that it and its representatives will hold the information obtained from the inspection in confidence, and not use it for any purpose other than verification of the royalties required to be paid hereunder. Any inspection under this paragraph shall be at the cost of NOBLE; provided that, if the inspection reveals that a net aggregate underpayment by CERES to NOBLE of more than five percent (5%) is found, CERES shall be obligated to reimburse NOBLE for the cost of such inspection.
9. ABATEMENT OF INFRINGEMENT.
     9.1 Each party shall notify the other of any suspected infringement of any INTELLECTUAL PROPERTY RIGHTS covering the LICENSED VARIETY. During the term of this Agreement, CERES shall have right, but shall not be otherwise required, to bring suit to abate such infringement.
     9.1.1 CERES shall have the first option to bring suit alone for infringement of the LICENSED VARIETY. If elected, in writing, CERES shall be responsible for taking those actions necessary to enforce the parties’ rights, wherein the expenses and cost of any such action shall be CERES’. CERES and NOBLE will consult with each other upon a course of action and enforcement strategy. CERES will be responsible for the conduct of any such enforcement action, and NOBLE will reasonably cooperate with CERES to effect the enforcement action, and if appropriate, determine a settlement position. CERES shall be responsible for retaining counsel and shall promptly notify NOBLE following retention of counsel, and NOBLE agrees to be represented by such counsel as may be required for any enforcement action or settlement. For purposes of settlement, CERES shall be the contact with the parties’ counsel as well as the opposing party(ies) and shall have the right to enter into settlements. CERES shall keep NOBLE advised as to all developments with respect to the enforcement action and settlement discussions, which includes supplying to NOBLE copies of all papers received and filed in sufficient time for NOBLE to comment thereon. NOBLE may attend any and all meetings with the parties’ counsel and the opposing side for settlement purposes. NOBLE agrees to voluntarily join in any action brought by CERES as a party plaintiff/defendant, if necessary, at the expense of CERES. If necessary, NOBLE agrees to enter into a joint defense agreement. Any damages received by CERES as a result of an enforcement action, after deduction of all enforcement related costs incurred by CERES, shall be considered as NET SELLING PRICE for the purpose of royalty payments to NOBLE; provided however, that any award that exceeds compensation for loss of revenue, costs and expenses incurred by CERES (e.g. punitive damages), after deduction of all enforcement related costs incurred by CERES, will be shared equally by the parties.
     9.1.2 In the absence of CERES’ and/or NOBLE’S participation in any such action, whether individually or jointly, UGARF reserves the right to bring such suit. In such instance, UGARF shall bear the entire cost of such litigation, including defending any counterclaims, and shall be entitled to retain the entire amount of any recovery of settlement.
     9.1.3 Should either party bring suit under the provisions of this Paragraph 13, and thereafter elects to abandon such action, then the party bringing suit shall give timely notice to the other party who may, if it so desires, or UGARF may, if it so desires, maintain the action. Unless the parties agree otherwise at the time of withdrawal, the withdrawing party shall have no further obligation for expenses for the subject action and shall not benefit from any subsequent settlement or other financial benefit received as a result of the subject action.
10. TERM AND TERMINATION.
     10.1 Subject to any other rights of termination under this paragraph, this Agreement shall have a term equal to the longer of:
(a)	On a jurisdiction-by-jurisdiction basis, the term of the INTELLECTUAL PROPERTY RIGHTS in the respective jurisdiction covering such LICENSED VARIETY; or

(b)	On a jurisdiction-by-jurisdiction basis, fifteen (15) years from the date of the first sale of the LICENSED VARIETY in such jurisdiction.
Notwithstanding the foregoing, the parties may, by mutual, written agreement, extend the term of this Agreement by additional five (5) year periods.

     10.2 Each party shall have the right to terminate this Agreement unilaterally by giving written notice of termination to the other party if such other party fails to satisfy its material obligations, which shall include but are not limited to, making required reports and making required payments, under this Agreement, and such party subsequently fails to cure such failure(s) within (a) thirty (30) days for failures to remit payment for amounts due under this Agreement and (b) ninety (90) days for all other obligations after receipt of written notice from the non-breaching party specifying such failure.
     10.3 NOBLE will have the right to terminate this Agreement unilaterally with thirty (30) days’ written notice to CERES (a) if CERES seeks protection under any bankruptcy, insolvency, receivership, trust, deed, creditors arrangement or comparable proceeding or if any such proceeding is instituted against CERES (and not dismissed within one hundred twenty (120) days) or (b) in case of dissolution or winding up of CERES (excluding any situation where all or substantially all of CERES’ assets, stock or business to which this Agreement relates are acquired by a third party (whether by sale, acquisition, merger, operation of law or otherwise)).
     10.4 CERES may after consultation with NOBLE terminate this Agreement by written notice if (a) in the commercially reasonable opinion of CERES, the markets for the LICENSED VARIETY change, or do not develop as anticipated, so as to render the production, promotion and sale of the LICENSED VARIETY uneconomical or impractical or (b) if CERES decides to cease substantially all activities in Panicum virgatum; provided however, CERES shall then terminate its promotion, marketing and sales of the LICENSED VARIETY, whether directly or through any AFFILIATED COMPANIES.
     10.5 The parties may terminate this Agreement at any time by mutual, written agreement.
     10.6 Upon termination by CERES pursuant to Paragraph 10.2, NOBLE will promptly deliver to CERES any and all BREEDER SEED in its possession and promptly upon harvesting, any of the aforementioned seed from plants which are in NOBLE-controlled field(s) on the termination date, and NOBLE will grant CERES access to facilities and fields under its control for the purpose of collecting germplasm of each LICENSED VARIETY other than seed. Moreover, NOBLE will provide for the orderly transfer of CERES’ rights under this Agreement directly to UGARF.
     10.7 Upon termination of this Agreement, no existing SUBLICENSES granted by CERES or AFFILIATED COMPANIES to third parties shall be affected by such termination, and all such sublicenses shall remain in effect according to their terms, pursuant to the election of each SUBLICENSEE. NOBLE shall continue to be entitled to payments relating to such SUBLICENSES pursuant to this Agreement and such SUBLICENSES.
     10.8 Immediately upon termination of this Agreement, except termination by CERES on the basis of Paragraph 14.2:
(a)	CERES shall either destroy or return all BREEDER SEED and all FOUNDATION SEED to NOBLE. No compensation shall be due for any seed destroyed or returned pursuant to this paragraph.

(b)	CERES may continue to sell the seed of the LICENSED VARIETY in the ordinary course of business for a period of one (1) year after the termination date; provided however, the royalties on such sales are paid in the amounts and in the manner provided in this Agreement. Following such one (1) year period, all remaining inventory of LICENSED VARIETY seed must be destroyed, and CERES shall notify NOBLE of the same.
     10.9 Termination or expiration of this Agreement, for any reason, shall not relieve either party of any obligation, liability accrued under this Agreement before termination or rescind any payments made or due before termination, for example, but not limited to, termination of this Agreement shall not prevent NOBLE from recovering any royalties due and payable as of termination (or thereafter, pursuant to Paragraph 10.10(b)). Termination or expiration of this Agreement shall not prevent either party from obtaining a remedy for any breach of the provisions of this Agreement.
     10.10 Paragraphs 8, 10, 11, 13, 14, 15, 16, and 17 will survive any termination of this Agreement.
11. CONFIDENTIALITY AND PUBLICATIONS.
     11.1 As used in this Agreement, the term “Confidential Information” shall mean (a) all non-public-information received by one party from the other in the framework of this Agreement and (b) any and all information, results (including materials) and observations generated by NOBLE in the performance of any this Agreement. Confidential Information can include, but is not limited to, information concerning the disclosing party’s operations, research, processes, techniques, data and non-public materials.
     11.2 From receipt to five (5) years after the disclosure of the relevant CONFIDENTIAL INFORMATION, the receiving party shall not use, except (a) for the benefit of the parties’ collaboration, or (b) such use as is expressly allowed by this Agreement, and/or disclose any Confidential Information to any third party without the prior written consent of the disclosing party if the Confidential Information was received from the other party, or the prior written consent of both parties if the Confidential Information was generated during the performance of this Agreement, excepting that information described in Paragraph 11.3. Confidential Information shall only be made accessible to each party’s employees or students on a need-to-know basis. Manuscripts and papers published in scientific journals and presentations made at public meetings that include Confidential Information are exempt from the conditions of this paragraph, provided the parties followed the procedure set forth in Paragraph 11.4.
     11.3 The receiving party shall have no obligations of confidentiality for information that: can be established through written evidence to be in the possession of the receiving party prior to the disclosure by the disclosing party; is or becomes public knowledge through no fault of the disclosing party; is acquired from others not under an obligation of confidentiality to the disclosing party. In addition, CERES shall have the right to proceed to disclosures of Confidential Information (a) as required to file for INTELLECTUAL PROPERTY RIGHTS or registration, (b) as required to exercise its commercialization rights granted in or on the basis of this Agreement and for related marketing activities, (c) as required by laws, rules or regulation or court ordering such as, without limitation, SEC regulations or (d) in CERES’ reasonable judgment, to (potential) investors and business partners.

     11.4 The parties agree that the researchers involved in the development of the LICENSED VARIETY are permitted to present methods and/or results of the development activities at professional symposia or professional meetings and to publish the same in academic journals or like publications, subject to the obligations of this paragraph. If either party wishes to present results of the evaluation activities set forth in this Agreement at symposia and professional meetings or publish the same in journals or the like, the disclosing party must furnish copies of any proposed publication, presentation or disclosure (collectively “Disclosure”) to the other party at least thirty (30) days in advance of the specific submission, presentation, or other disclosure. If the non-disclosing party raises an objection within such thirty (30) day period with respect to any part of the proposed Disclosure, the parties will diligently cooperate to modify the objected matter. The non-disclosing party’s consent will be required for such Disclosure, but such consent will not unreasonably be withheld. If no objection is raised within the aforementioned thirty (30) day period, the disclosing party may proceed with the Disclosure.
     11.5 Each party shall be responsible for requiring any and all of its employees or students who will perform activities under this Agreement to be bound by a written agreement(s) that commits their inventions, discoveries, and other intellectual property to the party-employer and requires confidential treatment of party and third-party confidential information. Each party shall further notify each such employee, in writing, of their obligations and responsibilities under the terms of this Agreement, including but not limited to the provisions of this Article.
12. NOTICES.
     Any notices required to be given or which shall be given under this Agreement shall be in writing and delivered by first class mail or overnight (trackable) courier addressed to the Parties as follows:
Vice President of Commercial Development
Ceres, Inc.
1535 Ranch Conejo Blvd.
Thousand Oaks, California 91320
With a copy to:
Legal Department
Ceres, Inc.
1535 Ranch Conejo Blvd.
Thousand Oaks, California 91320
Vice President, General Counsel
The Samuel Roberts Noble Foundation, Inc.
2510 Sam Noble Parkway
Ardmore, Oklahoma 73401
In the event that notices under this Agreement are sent by certified or registered mail (or alternatively, by overnight courier) by one party to the other party at its above address, they shall be deemed to have been given or made as of the date so mailed.

13. WARRANTIES, DISCLAIMERS AND LIMITATIONS OF LIABILITY.
     13.1 NOBLE represents and warrants that it has the right, under its agreement(s) with UGARF, to grant rights to CERES as set forth in this Agreement.
     13.1.1 Copies of relevant agreements by and between UGARF and NOBLE that concern or relate, directly or indirectly, to the rights transferred to NOBLE to produce, use, sell and/or commercially exploit the LICENSED VARIETY are included in ANNEXES A and B. NOBLE will notify CERES within ten (10) days, in writing, of any modification to, or notice of termination or termination of its agreement(s) with UGARF.
     13.2 EXCEPT AS SET FORTH IN THIS ARTICLE, THE PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER PARTY HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     13.3 IN NO EVENT SHALL EITHER PARTY BE HELD RESPONSIBLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFIT ARISING OUT OF THE USE OF ANY INTELLECTUAL PROPERTY RIGHTS COVERED BY THIS AGREEMENT, OR THE IMPLEMENTATION OF THIS AGREEMENT, EVEN IF SUCH PARTY IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
     13.4 NOBLE shall not be liable under any circumstances, whether in contract, in tort, under any warranty, in negligence or otherwise, for any incidental, indirect, special or consequential damages resulting from the exercise of CERES’ rights under the option and/or license granted pursuant to this Agreement or from the production, sale, storage, use or attempted use of the LICENSED VARIETY, including, but not limited to, damage to real or personal property, including land, livestock, crops, plants, seed or feed crop.
     13.5 Nothing in this Agreement shall be construed as:
(a)	A warranty or representation by either party as to the validity or scope of any INTELLECTUAL PROPERTY RIGHTS, patent rights or plant variety rights;

(b)	A warranty or representation by either party that anything made, used, sold or otherwise disposed of pursuant to any license granted under this Agreement is or will be free from infringement of patents of third parties;

(c)	Any obligations by either party to bring or prosecute actions or suits against third parties for patent infringement; and

(d)	A grant by implication, estoppel, or otherwise of any licenses under any intellectual property rights of NOBLE or other persons other than as provided in Paragraph 2.1 hereof.

14. INDEMNIFICATION.
     Excluding those acts directly attributable to the gross negligence or willful misconduct of NOBLE, CERES agrees to indemnify, hold harmless and defend NOBLE and UGARF, its trustees, officers, employees and agents and the breeders (as named in the INTELLECTUAL PROPERTY RIGHTS, if any) against any and all liability and/or damages with respect to any claims, suits, demands, judgments or causes arising out of (a) the production, development, storage, sale or any other use of the seed of the LICENSED VARIETY and/or exercise of rights granted hereunder by CERES, its SUBLICENSEES, distributors, agents, representatives or AFFILIATED COMPANIES; (b) the use by end-users and other third parties of the seed of the LICENSED VARIETY; and/or (c) any representation, warranty or statement by CERES, its SUBLICENSEES, distributors, agents, representatives or AFFILIATED COMPANIES, concerning NOBLE, UGARF, the LICENSED VARIETY or any INTELLECTUAL PROPERTY RIGHTS. In the event any such claims, demands or actions are made, CERES shall defend NOBLE and/or UGARF at CERES’ sole expense by counsel selected by CERES and reasonably acceptable to NOBLE. NOBLE shall promptly notify CERES, in writing, of any such claims, suits or demands upon discovery and shall cooperate with CERES in the defense, provided that CERES shall have the right to lead the defense including entering into any settlement. CERES will keep NOBLE informed about the conduct of the defense and consult NOBLE regarding any settlement proposals.
15. PUBLICITY AND USE OF NAMES.
     15.1 Neither party shall publicize or disclose the terms of this Agreement without the prior written approval of the other party, subject to the same exceptions as set forth in Paragraph 11.3(a) through (d).
     15.2 Neither party shall use the names, trademarks, design marks or any markings of UGARF, the Board of Regents or UGA in any publicity, advertising or news release without the prior, written approval of an authorized representative of UGARF.
     15.3 CERES, any AFFILIATED COMPANY and any SUBLICENSEE may make known in promotional materials and technical literature that the LICENSED VARIETY was evaluated and developed for commercialization at NOBLE and seed is produced, marketed and sold under a (sub-) license from NOBLE; provided however, that such use shall not state or otherwise imply that NOBLE has any relationship with CERES outside its publicized relationships (e.g., licensor-licensee, etc.). NOBLE shall have the right to review and must pre-approve, in writing, any and all such provided materials and technical literature that references NOBLE or its employees prior to its public release.
     15.4 CERES, any AFFILIATED COMPANY and any SUBLICENSEE shall include on (or affix to) the seed packaging (e.g., bag, container, seed tag) and promotional materials, if so elected by NOBLE, a NOBLE-specific mark provided to CERES by NOBLE. NOBLE shall have the right to review and must pre-approve, in writing, any and all materials, including seed packaging, that includes or is intended to include the NOBLE-specific mark referenced in this paragraph.
16. DISPUTE RESOLUTION.
All disputes, differences or questions arising out of or in connection with this Agreement or its ANNEXES, or related to the alleged breach, termination, validity, interpretation or violation thereof,

shall be submitted to the MANAGEMENT COMMITTEE (as defined in the MRA) for resolution, which shall convene, whether in person or otherwise, to resolve such dispute in a timely manner. Either party may initiate a resolution procedure by providing written notice (“Dispute Notice”) to the other party, and any such Dispute Notice must set forth the subject matter of the dispute, difference or question. If after sixty (60) days the dispute remains unresolved, the presidents of CERES and NOBLE shall seek to resolve the dispute through negotiation or mediation. If negotiation is elected, the parties agree that at least eight (8) cumulative hours of negotiations between the presidents will be undertaken. If mediation is elected, the presidents will meet at a neutral site for mediation. Unless agreed to otherwise, the neutral site shall be Denver, Colorado. The mediation shall be conducted in accordance with the then existing Commercial Mediation Rules of the American Arbitration Association (AAA). The mediator shall be selected by mutual agreement of the parties. If the parties cannot agree on a mediator, AAA shall designate a mediator at the request of either party. Any mediator so designated must be acceptable to both parties. Fees for the mediation will be shared equally, and the parties will responsible for their respective expenses. Settlement reached in mediation or negotiation will not be binding until the parties have signed a written settlement agreement.
Any dispute, controversy, or claim arising out of or in connection with this Agreement or its ANNEXES, or related to the alleged breach, termination, validity, interpretation or violation thereof, not settled by negotiation or mediation in accordance with the terms hereof, shall be finally settled and determined by arbitration administered by the AAA under its then current Commercial Arbitration Rules and Mediation Procedures (including Procedures for Large, Complex Commercial Disputes) (the “Rules”). The written reasoned award of the arbitrators shall be final and binding upon the parties, and judgment on or enforcement of the award so rendered may be sought, had or entered in any court having jurisdiction.
(a)	Initiation of Arbitration. Any party may initiate arbitration by filing a written request for arbitration with the AAA. A copy of the request shall be furnished to all other parties in accordance with the provisions of the Rules and the provisions in the agreement between the parties concerning notices. For all purposes the “commencement of the arbitration” shall be deemed to be the date on which any party issues a written demand for arbitration in accordance with the requirements of Article 18.

(b)	Appointment of Arbitrators. Each party shall appoint an arbitrator, and the two arbitrators so appointed shall appoint the third arbitrator. The party initiating the arbitration shall appoint its arbitrator at the commencement of the arbitration. The other party shall appoint its arbitrator within thirty (30) days of the commencement of the arbitration. If the arbitrators appointed by the parties fail to appoint the third arbitrator within sixty (60) days of the commencement of the arbitration, the AAA shall appoint the third arbitrator following consultation with the parties.

(c)	Qualifications of Arbitrators. Each arbitrator so appointed shall have a reputation as being experienced in the legal and technical matters related to the dispute, shall be required to disclose, among other disclosures, any prior involvement with the legal and technical matters related to the dispute and any involvement with a competitor of any party, and shall not be presently nor in the past have been affiliated with any party or a competitor of any party. Notwithstanding the method of their appointment, each arbitrator shall be required to meet the standards contained in the Rules with respect to impartiality, independence and neutrality.

(d)	Location of the Arbitration. The seat of arbitration shall be Denver, Colorado. The arbitrators may hold hearings at such other locations as the arbitrators shall determine, after consultation with the parties.

(e)	Language of Arbitration. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof.

(f)	Procedural Requirements. The arbitrators shall, after consultation with the parties, make appropriate provision in the arbitration process for rules specific to this arbitration which:
(i)	require the disclosure of all exhibits expected to be used by the parties at the arbitration, and the exchange of complete copies of all such exhibits in advance of the arbitration;

(ii)	determine the dates for the exchange of said written disclosures and copies of said exhibits;

(iii)	require the written disclosure of the identity of all witnesses whom the parties expect to call at the arbitration;

(iv)	determine the dates for the exchange of the written disclosures of the identity of witnesses which the parties expect to call at the arbitration;

(v)	determine the dates for the exchange of sworn narrative statements containing the testimony of all witnesses whom the parties expect to call at the arbitration;

(vi)	require that the sworn narrative testimony of witnesses be submitted in substitution for the direct examination of the witness, and that all witnesses whose sworn testimony is submitted for consideration by the arbitrators must present him or herself for cross examination at the time and place of the arbitration hearing, unless some other procedure providing the parties with a full and complete opportunity for cross-examination has been established and provided by the arbitrators, the parties and the witness:

(vii)	prohibit, except upon a showing of good cause, or for purposes of rebuttal, the receipt into evidence of any exhibit not disclosed by the parties, nor shall the arbitrators permit a party to present the testimony of any witness whose identity and testimony was not exchanged prior to the arbitration;

(viii)	permit discovery as reasonable and necessary for the orderly preparation of the dispute for hearing and determination of the dispute (said discovery may include requests for production of documents and depositions of witnesses who cannot be summoned to the arbitration or are otherwise unavailable to attend the arbitration); and

(ix)	require all parties and experts to maintain all information and documents they have received , reviewed, exchanged or given testimony about in confidence pursuant to an appropriate confidentiality undertaking and order.
(g)	Limitation on Remedies. The arbitrators are precluded from awarding punitive or exemplary damages. In no event shall the arbitrators have the powers of an amiable compositeur.

(h)	Resort to the Courts. Nothing in this Agreement prohibits any party from seeking interim or conservatory relief in any court of competent jurisdiction; provided however, that neither the filing of an application for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, nor the granting of such relief, shall be deemed to be a waiver of the obligation of the party to have the dispute heard and determined solely and exclusively by arbitration.

(i)	Survival. The rights and obligations of the parties as described herein shall survive the termination, expiration, non-renewal or rescission of the Agreement between the parties.
17. GENERAL.
     17.1 Entire Agreement/Modifications. This Agreement together with its ANNEXES constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, covenants or obligations except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto relating to the subject matter hereof. This Agreement may only be amended, modified or superseded by a writing executed by the authorized representative of the parties hereto. Pursuant to the obligations of this Agreement, the parties anticipate that ANNEXES will be attached to and become part of this Agreement during its term.
     17.2 Severability. This Agreement, to the greatest extent possible, shall be construed so as to give validity to all of the provisions hereof. If any provision of this Agreement is or becomes invalid, is ruled illegal by a court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the term of this Agreement, the remainder of this Agreement will not be affected or impaired thereby and will continue to be construed to the maximum extent permitted by law. In lieu of each provisions which is invalid, illegal or unenforceable, there will be substituted or added as part of this Agreement by mutual written agreement of the parties, a provision which will be as similar as possible, in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable provision, but will be valid, legal and enforceable.
     17.3 Waiver. No failure or delay by either party in exercising any right or remedy under this Agreement will waive any provision of this Agreement. Nor will any single or partial exercise by either party of any right or remedy under this Agreement preclude it from otherwise or further exercising any rights or remedies which it may have, or any other rights or remedies granted by any law or any related document.
     17.4 Enforcement. In the event an action is commenced by either party against the other to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, court costs and necessary disbursements incurred in connection with such action.
     17.5 Licensor-Licensee Relationship. The relationship of the parties is that of independent contractors and licensor-licensee. Nothing herein is intended or will be construed to establish any agency, partnerships, or joint ventures. Neither party has any authority to act for and/or to bind the other party in any way or to represent that either is in any way responsible for the acts of the other, except as may be explicitly provided for herein or authorized by the non-acting party in writing. Neither party is authorized or empowered to act as an agent for the other party for any purpose, nor shall either party be bound by the acts or conduct of the other party.
     17.6 Assignablility. This Agreement binds and enures to the benefit of the parties, their successor or assigns, but may not be assigned by either party without the prior written consent of the other party; provided however, that CERES shall have the right to assign its rights and obligations under this Agreement to any AFFILIATED COMPANY and either party shall have the right to assign its rights and obligations under this Agreement to a third party in conjunction with the transfer to the third party of substantially all of the assets of that party associated with performance under this Agreement without prior consent.
     17.7 Force Majeure. No party shall be responsible to the other party for delay or failure in performance of any the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, wind storm, hailstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, terrorist attacks, civil commotion, riot, war, strikes, labor disturbances, transportation difficulties, labor shortage, natural genetic variation of any living matter or by any other cause of like or unlike nature beyond the reasonable control and without fault or negligence of such party.
     17.8 Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of law thereof.
     IN WITNESS WHEREOF, CERES and NOBLE have caused this Agreement to be duly executed as indicated below.
(SIGNATURES PROVIDED ON THE FOLLOWING PAGE)

THE SAMUEL ROBERTS NOBLE FOUNDATION, INC.		CERES, INC.

By:	/s/ Michael A. Cawley	By:	/s/ Michael Stephenson

Name:	Michael A. Cawley	Name:	Michael Stephenson

Title:	President	Title:	Vice President of Operations

Date:	Oct. 20, 2009	Date:	Oct. 22, 2009

		By:	/s/ Richard Hamilton

		Name:	Richard Hamilton

		Title:	President & Chief Executive Officer

		Date:	Oct. 27, 2009

ANNEX A
COPY OF UGARF NF/GA002 LICENSE
(Recitals and Paragraph 13.1.1)
LICENSE AGREEMENT
     THIS AGREEMENT, dated the 1st day of September, 2009 (“Effective Date”), is made between the UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC., a Georgia nonprofit corporation with an office located in the Boyd Graduate Studies Research Center, Athens, Georgia 30602-7411 (hereinafter referred to as “UGARF”), and THE SAMUEL ROBERTS NOBLE FOUNDATION, INC., an Oklahoma nonprofit corporation with principal offices at 2510 Sam Noble Parkway, Ardmore, Oklahoma 73401 (hereinafter referred to as “NOBLE”).
WITNESSETH
     WHEREAS, UGARF and NOBLE are parties to a Material Transfer, Testing, and Parental Crossing Agreement, dated May 1, 2004 (“MTA”), which permitted the initial transfer to NOBLE of seed for certain cultivars (“Selections”), which included a switchgrass Selection hereinafter referred to as “GA002”;
     WHEREAS, UGARF is the assignee of all right, title, and interest in inventions, including the Selections, developed by employees of The Board of Regents of the University System of Georgia (hereinafter “Board of Regents”) working at The University of Georgia (“UGA”) and is responsible for the protection and commercial development of such inventions;
     WHEREAS, UGA researcher(s), during the course of their employment at UGA, developed GA002, which is suitable as a forage, range management crop and/or biomass crop;
     WHEREAS, NOBLE, through its facilities and experience, has the ability to produce, evaluate and improve GA002 and, through its market relationships, has the ability to market GA002 in the appropriate marketplaces;
     WHEREAS, NOBLE wishes to obtain certain exclusive rights to use, produce and sell GA002 seed directly and/or indirectly through a Sublicensee(s); and
     WHEREAS, UGARF desires to grant such rights through this Agreement, subject to the terms and obligations set forth herein, which supersedes any prior or contemporaneous representations, understandings and agreements, whether oral or written relating to the subject matter hereof;
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:
ARTICLE I. DEFINITIONS
     1.1 “Licensed Variety” means the GA002 switchgrass variety developed at UGA, a sample of which seed will be submitted to the Plant Variety Protection Office of the United States Department of Agriculture and/or deposited in furtherance of a utility patent, filed with at least the United State Patent and Trademark Office, wherein this provision will be amended by letter agreement after the Effective Date to reflect the date of any such submission and the related application number for any plant variety rights (e.g., United States plant variety protection certificate) and/or patent rights.
     1.2 “Breeder Seed” means seed of Licensed Variety that is identified by the breeder as being of a suitable standard of physical and genetic purity to produce Foundation Seed.
     1.3 “Foundation Seed” means that seed produced from plants grown directly from Breeder Seed, cultivated according to certification regulations and meets the specifications of the official seed certifying agency of the state in which said seed is/was produced.
     1.4 “Registered Seed” means that seed produced from plants grown directly from Foundation Seed, cultivated according to certification regulations and meets the specifications of the official seed certifying agency of the state in which said seed is/was produced.
     1.5 “Certified Seed” means that seed produced from plants grown directly from Foundation Seed or Registered Seed, cultivated according to certification regulations and that meets the specifications of the official seed certifying agency of the state in which said seed is/was produced.
     1.6 “Non-certified Seed” means seed produced from plants cultivated according to certification regulations of the official seed certifying agency of the state in which said seed was grown, but which such seed does not meet the specifications of Certified Seed but may still be sold as the Licensed Variety.
     1.7 “Commercial Seed” means Registered Seed, Certified Seed or Non-certified Seed produced directly from Foundation Seed or Registered Seed that is sold for purposes other than seed production.
     1.8 “Sublicenses” mean licenses granted by NOBLE to third parties (“Sublicensees”), as authorized by this Agreement.
     1.9 “Indemnitees” mean UGARF, UGARF’s officers and directors, the Board of Regents, and the Board of Regents’ employees at UGA.
     1.10 “Licensed Sales Territory” shall mean the United States and all other countries of the world.
     1.11 “Licensed Production Territory” shall mean the United States and all other countries of the world.
     1.12 “Affiliate” means any entity that controls, is controlled by or is under common control with Licensee, where “control” means beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.
     1.13 “Net Selling Price” means the actual wholesale price for seeds of the Licensed Variety received by NOBLE or a Sublicensee for the sale of such seed, excluding seed for further seed production, less any (a) customary trade, quantity, or cash discounts; (b) amounts repaid or credited by reason of rejection or return; (c) any sales, use, tariff, customs duties, V.A.T. and/or other taxes, duties and similar governmental assessments (except taxes based on income); and (d) outbound transportation, shipping, packing, costs of insurance in transit paid by NOBLE or a Sublicensee; subject in all cases to (a) to (d) being separately charged on customer invoices or credit notes. Where there is no identifiable sale price or when a Licensed Variety is sold to other than bona fide, arms length customers of NOBLE or a Sublicensee, NOBLE or the Sublicensee shall be deemed to have received the Net Selling Price calculated based only on the final sale of the seed (wholesale level) to an independent third party, otherwise referred to as net wholesale price payable by dealers. If no such current price is available, a hypothetical fair market value price will be determined by the parties jointly in good faith for the purpose of calculating Net Selling Price.
     1.14 “Marketing Plan” means a detailed written plan for production, distribution, selling and promotion of each Licensed Variety prepared by or on behalf of NOBLE and submitted to UGARF. A Marketing Plan may be (a) binding, i.e., in lieu of the payment of minimum royalties, the performance of NOBLE (through NOBLE, any Affiliated Company and any Sublicensee) shall be reasonably compared to forecasts and/or projections therein, or (b) non-binding, i.e., the performance of NOBLE (through NOBLE, any Affiliated Company and any Sublicensee) shall not be compared by forecasts and/or projections therein and such forecasts and/or projections are merely advisory. Each Marketing Plan shall include at least the information outlined in EXHIBIT A, and the actual, adopted Marketing Plans shall be attached as further exhibits to this Agreement as adopted.
ARTICLE II. GRANT OF LICENSE
     2.1 License. Subject to compliance with the obligations of this Agreement, UGARF hereby grants NOBLE:
     (a) The exclusive right to produce all seed of the Licensed Variety in the Licensed Production Territory, including Breeder Seed and Foundation Seed; and
     (b) The exclusive right to use, sell and commercially exploit the seed of the Licensed Variety in the Licensed Sales Territory.
     2.2 Sublicenses. NOBLE shall have the right to grant Sublicenses within the Licensed Sales Territory for the production, use, sale and commercial exploitation of the seed of the Licensed Variety, provided that:
     (a) The terms and obligations of any such Sublicense shall be consistent with the terms and obligations of this Agreement. Notwithstanding, NOBLE shall remain responsible for the operations of its Sublicensees relevant to this Agreement as if such operations were conducted and carried out by NOBLE, including, but not limited to, the payment of all fees and royalties due for sales of Sublicensees under this Agreement.
     (b) NOBLE further shall deliver to UGARF for informational purposes (and under an obligation of confidentiality) a true and correct copy of each Sublicense granted by NOBLE, and any modification or termination thereof, within thirty (30) days after execution, modification or termination.
     (c) NOBLE shall use commercially reasonable effort to collect any and all amounts due to NOBLE under any Sublicense for the sale of seed of the Licensed Variety.
     2.3 No Implied License. Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise any license or rights under any plant variety rights by, or licensed to, UGARF other than the one(s) reference in Paragraph 1.1 and any foreign counterparts.
ARTICLE III. SEED PRODUCTION
     3.1 NOBLE agrees to use its reasonable efforts to produce Breeders Seed of the Licensed Variety for seed production, whether directly or through its Sublicensees.
     3.2 Production and processing of seed of the Licensed Variety shall be under the supervision of NOBLE, and such production and processing shall be available for inspection by UGARF representatives.
ARTICLE IV. CONSIDERATION FOR LICENSE
     4.1 In partial consideration for the rights granted hereunder, NOBLE agrees to prepare and file, or have prepared and filed, any and all applications in the name of UGARF for plant variety rights for the Licensed Variety in the United States and, at NOBLE’s discretion, in any other jurisdiction.
     4.1.1 UGARF shall have a right to review any such filing made under this paragraph prior to its submission and be informed of all actions relating to such filings.
     4.1.2 NOBLE shall be responsible for any and all fees and expenses incurred in filing, examining, certifying and maintaining any such plant variety rights.
     4.1.3 If NOBLE intends to abandon any plant variety rights, pending or otherwise, in any jurisdiction, NOBLE shall first give ninety (90) days written notice to UGARF to permit UGARF the opportunity to assume such filing, examination and/or maintenance without prejudice.
     4.1.4 Any application for plant variety rights shall reflect the complete name of the Licensed Variety. In consultation with UGARF, a preferred name for the Licensed Variety will be determined under which the seed will be marketed and sold. NOBLE shall be responsible for any and all fees and expenses in obtaining any trademarks or other registrations to secure or reserve such preferred name. NOBLE shall be responsible for the registration or reservation of such preferred name, wherein NOBLE and/or the primary marketer of the Licensed Variety shall be the owner(s) of the same.

     4.2 In partial consideration for the rights granted hereunder, NOBLE agrees to pay to UGARF [***] of any and all remuneration it receives from its Sublicensees, excluding royalties paid by Sublicensees on the Net Selling Price under Paragraph 4.3.
     4.3 In partial consideration for the rights granted hereunder, NOBLE agrees to pay to UGARF for any sales made by NOBLE, any Affiliated Company, and any Sublicensees for seed of the LICENSED VARIETY, a royalty of [***] of the Net Selling Price for the naked seed weight (exclusive of any coating materials that may be applied) of all Commercial Seed of the Licensed Variety.
     4.4. NOBLE shall have the right to sell, directly or through any Affiliated Company and any Sublicensee, limited quantities of seed of the Licensed Variety as “variety not stated” for inventory control and disposal of seed that does not satisfy the standards of Commercial Seed. NOBLE agrees to pay to UGARF for sales made by NOBLE, any Affiliated Company, and any Sublicensee a royalty determined in accordance with Paragraph 4.3 for annual seed of the Licensed Variety sold in the United States. “Limited quantities” shall not exceed 10% of the annual production of Commercial Seed in a calendar year. “Variety not stated” seed cannot be associated with, directly or indirectly, any Commercial Name or include any other designations that identify such material as the Licensed Variety.
     4.5 Notwithstanding any other provision in this Agreement, NOBLE shall pay to UGARF for each calendar year of the term no less than the minimum royalty according to the following schedule for the Licensed Variety. Payment of this minimum royalty shall be due on or before March 31 of the year following that for which the payment is due.

Minimum Royalties:
Calendar Year	Minimum Royalty (USD)
2010	[***]
2011	[***]
2012	[***]
2013	[***]
2014	[***]
     4.6 The minimum royalty of Paragraph 4.5 shall not carry forward to subsequent calendar years as royalty credit against future sales. For clarification, the following rules shall guide the relationship between royalties and minimum royalties:
     (a) If the royalty payments due under Paragraphs 4.2 and 4.3 for the Licensed Variety are less than the minimum royalty of Paragraph 4.5 in a given year, then only the minimum royalty of Paragraph 4.5 for the Licensed Variety shall be payable;
     (b) If the royalty payments due under Paragraphs 4.2 and 4.3 for the Licensed Variety exceed the minimum royalty of Paragraph 4.5 in a given year, then no minimum annual royalty for the Licensed Variety shall be payable;

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

     (c) Should there be a failure in production of seed of the Licensed Variety where NOBLE can document that sufficient acreage was established to produce adequate seed for payment of the minimum royalty of Paragraph 4.5, and production of seed failed due to circumstances beyond the control of NOBLE, NOBLE’S contract grower(s) or its Sublicensees, then the minimum royalty for the Licensed Variety will be paid on a pro-rata basis to the extent that the acreage failed to produce; and
     (d) UGARF recognizes that there are many uncertain factors in the production and potential use of the Licensed Variety and agrees that the minimum royalty specified in Paragraph 4.5 may, at the request of NOBLE, be readdressed by the parties after the 2014 calendar year.
     4.7 NOBLE shall be responsible for the collection and payment of royalties due to UGARF for all seed sold in the Licensed Sales Territory.
     4.8 NOBLE shall, in addition to any payments due under Paragraph 4.2, pay all goods and service or other taxes due hereon.
     4.9 Payments, payable in U.S. dollars, for each calendar year (ending December 31) shall be delivered to UGARF on or before the following April 15 at the following address:
     Director, TCO
     The University of Georgia Research Foundation, Inc.
     Boyd Graduate Studies Research Center, 6th Floor
     Athens, Georgia 30602-7411
Payments shall be accompanied by a written report setting forth in detail: amount of seed produced, total acres of seed production, breakdown of all sales by NOBLE, its Affiliates and Sublicensees during the calendar year, and the royalties due for each category.
     4.10 Payments required under this Agreement shall, if overdue, bear interest at a per annum rate of one percent (1%) above the prime interest rate in effect on the due date, as reported in the Wall Street Journal, from the date the payment is due until it is received.
ARTICLE V. BOOKS AND RECORDS
     5.1 NOBLE shall keep, and require its Affiliates, contract growers and Sublicensees to keep, accurate records of all production and sales of seed of the Licensed Variety. These records should include, at least, the number of acres of seed of the Licensed Variety under production, the physical location of each Licensed Varity production field owned or controlled by NOBLE or a Sublicensee(s), the total amount of Licensed Varity seed produced, the total amount of seed of the Licensed Variety sold, and all invoices or shipping documents relating to such sales; such records shall be treated as confidential by UGARF.
     5.2 NOBLE shall allow UGARF (and/or its representatives or agents) to inspect NOBLE records pertaining to the Licensed Variety for the exclusive purpose of verifying the accuracy of the reports provided pursuant to Article IV. Any such inspection shall occur during normal business hours and after UGARF has provided written notice at least ten business days prior to the date of the intended inspection. UGARF agrees that it and its representatives will hold in confidence, and not use for any purpose other than verification of the royalties required to be paid hereunder, any and all information derived from NOBLE’s records. Likewise, NOBLE shall impose a similar right of inspection on its Sublicensees, where NOBLE shall have the right to inspect such Sublicensee records pertaining to the Licensed Variety for the purposes stated herein. NOBLE shall provide a copy of the results of any such inspections to UGARF; such results shall be treated as confidential by UGARF.
ARTICLE VI. DILIGENCE
     6.1 NOBLE shall use commercially reasonable efforts to actively market, whether directly or through its Sublicensee(s), the seed of the Licensed Variety in the Licensed Sales Territory.
     6.2 On or before February 28 of each year of this Agreement, NOBLE shall provide UGARF a copy of a Marketing Plan and related forecasts for the current year.
     6.3 Minimum diligence requirements for the Licensed Variety shall be satisfied by the payment of the annual minimum royalty amounts set forth in Paragraph 4.4.
     6.4 NOBLE shall be responsible for all activities of this Article being conducted in compliance with applicable state and federal regulations.
     6.5 NOBLE shall be responsible for all bags or containers supplied by NOBLE (or its Sublicensee(s)) that are labeled with the approved name for the Licensed Variety. Further, NOBLE and its Sublicensee(s) shall use best efforts at all times to refer to the Licensed Variety by its approved, complete name. All bags or containers so labeled shall be affixed with a formal legal notice referencing intellectual property rights with respect to the Licensed Variety.
ARTICLE VII. ABATEMENT OF INFRINGEMENT
     7.1 NOBLE and UGARF shall each inform the other party of any suspected infringement of any plant variety rights covering the Licensed Variety. The parties shall negotiate, in good faith, a plan of action for investigating and abating such infringement and payment of the costs thereof. During the term of this Agreement, NOBLE/UGARF shall have the right, but shall not be otherwise required, to bring suit to abate such infringement.
     7.1.1 NOBLE shall have the first option to bring suit alone. If elected, NOBLE shall solely be liable for litigation costs. Out of the proceeds of the such suit or settlement thereof, NOBLE shall recover all its enforcement related costs and pay to UGARF [***] of the balance remaining.
     7.1.2 If NOBLE elects not to bring such suit alone, the parties may sue jointly. In such event, NOBLE shall promptly notify UGARF of its desire to bring such action so that UGARF may have the opportunity to participate in and equally share costs and recoveries from said suit. The parties shall negotiate in good faith over selection of counsel, control of the suit, costs, cooperation and settlement authority.

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

     7.1.3 In the absence of NOBLE’s participation in any such action, whether individually or jointly, UGARF may bring such suit. UGARF shall bear the entire cost of such litigation, including defending any counterclaims brought against NOBLE and paying any judgments rendered against NOBLE, and shall be entitled to retain the entire amount of any recovery of settlement.
     7.1.4 Should either UGARF or NOBLE bring suit under the provisions of Paragraphs 7.1.1, 7.1.2 or 7.1.3, and thereafter elect to abandon such action, the abandoning party shall give timely notice to the other party who may, if it so desires, maintain the action. Unless the parties agree otherwise at the time of withdrawal, the withdrawing party shall have no further obligation for expenses for the subject action and shall not benefit from any subsequent settlement or other financial benefit received as a result of the subject action.
     7.2 Except as provided in Paragraph 8.1, nothing in this Agreement shall be construed as a warranty or representation as to the validity or scope of any plant protection rights.
ARTICLE VIII. WARRANTIES
     8.1 UGARF warrants that it is the sole owner of all right, title, and interest in the Licensed Variety, it will be the sole owner of all right, title, and interest in any related plant variety rights for the Licensed Variety, and it has the right to enter into this Agreement.
     8.2 UGARF warrants that it has no knowledge of any claim, or that the basis for any claim exists, that the Licensed Variety, or the possession, production, marketing, or sale thereof, infringes upon the rights of any person or entity or that the exercise by NOBLE of its rights hereunder will violate the rights of any person or entity.
ARTICLE IX. DISCLAIMERS
     9.1 Disclaimer of Specific Warranties. Nothing in this Agreement is or shall be construed as:
     (a) A warranty or representation by UGARF as to the validity or scope of any plant variety protection certificate;
     (b) A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of the intellectual property rights of third parties;
     (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article VII; or
     (d) A grant by implication, estoppel, or otherwise of any licenses under any intellectual property rights of UGARF or other persons other than as provided in Paragraph 2.1 hereof.
     9.2 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UGARF MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPIED, INCLUDING

WARRANTIES AS TO TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     9.3 Disclaimer of Liability. In no event will UGARF be liable for any incidental, special or consequential damages resulting from the exercise of NOBLE’s rights under the license granted pursuant to this Agreement or the use or attempted use of the Licensed Variety.
ARTICLE X. INDEMNIFICATION
     NOBLE agrees to indemnify, hold harmless and defend the Indemnitees against any and all liability and/or damages with respect to any claims, suits, demands, judgments or causes arising out of (a) the production, development, storage, sale or any other use of the Licensed Variety seed and/or exercise of rights granted hereunder by NOBLE, its Affiliates or Sublicensees, distributors, agents or representatives; (b) the use by end-users and other third parties of Licensed Variety seed; and/or (c) any representation, warranty or statement by NOBLE or its Affiliates, Sublicensees, distributors, agents or representatives, concerning UGARF, Licensed Variety seed or the related plant variety protection certificates. In the event any such claims, demands or actions are made, NOBLE shall defend UGARF at NOBLE’s sole expense by counsel agreeable to UGARF.
ARTICLE XI. TERM AND TERMINATION
     11.1 Subject to any other rights of termination under this paragraph, this Agreement shall have a term (the “Term”) equal to the longer of:
     (a) On a jurisdiction-by-jurisdiction basis, fifteen (15) years from the date of the first sale of a Licensed Variety; or
     (b) On a jurisdiction-by-jurisdiction basis, the term of any plant variety rights in the respective jurisdiction covering the Licensed Variety.
     11.2 Subject to the procedural requirements of Paragraph 11.3, UGARF shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:
     (a) Failure of NOBLE to make full payment required under this Agreement when due;
     (b) Failure of NOBLE to render written reports as required under this Agreement when due;
     (c) Failure of NOBLE to comply with Article VI of this Agreement; or
     (d) Failure of NOBLE to comply with any of its other material obligations under this Agreement.
     11.3 UGARF may exercise its right to terminate for cause by giving NOBLE thirty (30) days prior written notice of their election to terminate and the basis for such election. Upon expiration of such notice period, this Agreement shall automatically terminate unless NOBLE cures the state basis for the termination within the 30-day notice period.

     11.4 In the event this Agreement is terminated by UGARF, Noble shall destroy all production fields and all seed of Licensed Variety and notify UGARF of such action.
     11.5 NOBLE may terminate this Agreement upon written notice of termination if in the reasonable opinion of the NOBLE the markets for the Licensed Variety changes so as to render the production, promotion, and sale of the Licensed Variety uneconomical or commercially impractical.
     11.6 In the event this Agreement is terminated by NOBLE, NOBLE shall destroy all production fields of Licensed Variety seed and notify UGARF of such action. NOBLE may continue to sell Licensed Variety seed in the ordinary course of business for a period of one (1) year after the termination date; provided however, the royalties on such sales are paid in the amounts and in the manner provided in this Agreement. Following such one (1) year period, all remaining inventory of Licensed Variety seed must be destroyed, and NOBLE shall notify UGARF of the same.
     11.7 Upon termination of this Agreement for any reason, all current Sublicensees shall remain in effect, and UGARF shall replace NOBLE as licensor and shall have the right to enforce, and shall be subject to the obligations of, the then-existing terms of each such Sublicense.
     11.8 The provisions of Articles VIII, IX and X and Paragraph 11.6 shall remain in full force and effect notwithstanding the termination of this Agreement.
     11.9 Termination of this Agreement shall not prevent: (a) UGARF from recovering any royalties due as of termination (or thereafter, pursuant to Paragraph 11.6); and (b) either party obtaining a remedy for any breach of the provisions of this Agreement.
ARTICLE XII. NOTICES
     Any notices required to be given or which shall be given under this Agreement shall be in writing and delivered by first class mail or overnight (trackable) courier addressed to the parties as follows:

UGARF:	NOBLE:
Director, TCO University of Georgia Research Foundation, Inc. Boyd Graduate Studies Research Center 6th Floor Athens, Georgia 30602-7411 Facsimile: 706.542.5638	General Counsel The Samuel Roberts Noble Foundation 2510 Sam Noble Parkway Ardmore, Oklahoma 73401 Facsimile: 580.224.6208
In the event that notices, statements, and payments required under this Agreement are sent by certified or registered mail (or alternatively, by overnight courier) by one party to the other party at its above address, they shall be deemed to have been given or made as of the date so mailed.

ARTICLE XIII. PUBLICITY AND USE OF NAMES
NOBLE shall not use the names, trademarks, design marks or any markings of UGARF, the Board of Regents or UGA in any publicity, advertising or news release without the prior written approval of an authorized representative of UGARF.
ARTICLE XIV. GENERAL
     14.1 Entire Agreement/Modifications. This Agreement constitutes the entire agreement between the parties hereto with respect to the license of certain rights in the Licensed Variety, and there are no representations, warranties, covenants or obligations except as expressly set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto relating to the subject matter hereof. This Agreement may only be amended, modified or superseded by a writing executed by the authorized representative of the parties hereto.
     14.2. Severability. This Agreement, to the greatest extent possible, shall be construed so as to give validity to all of the provisions hereof. Any provisions of this Agreement found to be invalid, illegal, unenforceable, or otherwise prohibited by law shall be ineffective to the extent of such prohibition without invalidating any other part of this Agreement.
     14.3. Waiver. No failure or delay by either party in exercising any right or remedy under this Agreement will waive any provision of this Agreement. Nor will any single or partial exercise by either party of any right or remedy under this Agreement preclude it from otherwise or further exercising any rights or remedies which it may have, or any other rights or remedies granted by any law or any related document.
     14.4 Assignability. This Agreement is personal to NOBLE, and the NOBLE shall not assign, mortgage or otherwise dispose of the rights granted hereunder without the prior written consent of UGARF; provided however, NOBLE may assign its rights and obligations hereunder to any person that acquires all or substantially all of the assets and business of NOBLE. This Agreement shall be assignable by UGARF to the Board of Regents or any other legal entity that promotes education or research at UGA. No such assignment shall release UGARF from their respective obligations hereunder unless so agreed in writing by NOBLE.
     14.5 Licensor-Licensee Relationship. No partnership, agency, or other joint relationship is created by this Agreement. Neither party has any authority to act for and/or to bind the other party in any way or to represent that either is in any way responsible for the acts of the other, except as may be explicitly provided for herein or authorized by the non-acting party in writing.
     14.6 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia applicable to agreements made and fully performed within the State of Georgia.
IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate by its duly authorized officers or representatives:

(SIGNATURES BELOW)
THE UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC.

By:	/s/ Sohail Malik for David Lee David Lee, Executive Vice President

Date:	10-12-09

THE SAMUEL ROBERTS NOBLE FOUNDATION, INC.

By:	/s/ Michael A. Cawley Michael A. Cawley, President

Date:	10-07-09

EXHIBIT A
NON-BINDING MARKETING PLAN
(Paragraph 1.14)
1. TIMING
This MARKETING PLAN is to cover NF/GA002 (to be commercialized as EG 2101) for a five year period and shall be reviewed annually with adjustments made annually in line with market conditions and the agronomic performance of EG 2101. Production estimates below are based on current assumptions about the development of the biofuel and biopower industries and are likely to be modified on a yearly basis.
2. POSITIONING
EG 2101 will be positioned as an improved version of Cave-in-Rock. EG 2101 is well-adapted to the upper Mid-latitude and Northern Plains regions where persistence and winter hardiness of the higher yielding lowland switchgrass varieties EG 1101 and EG 1102 is in question. Second year yield trial data for nine locations including several in the southern and western U.S suggests that EG 2101 will outperform CIR in its native environment (IL and SD), but may not be competitive outside that region.
Variety Trial data for EG 2101 and Cave-in-Rock from the 2008 growing season. For all locations, 2008 was the second growing season.

Ceres is actively pursuing the biofuel and biopower markets while recognizing the opportunity for hay and forage to be transitional uses in advance of the widespread development of the energy crop market.
3. PROMOTION

Promotional activities will include:
•	Articles and advertising in relevant magazines

•	Advertising and promotions on the web

•	Direct mailings to large-holder growers in target markets

•	On farm testing and testimonials

•	Bulletins of results of state yield trials

•	Grower meetings

•	Blade Energy Crops booth at trade shows

•	Print materials — product brochures, field signs, and plot signs

•	A yearly updated guide to managing switchgrass as an energy crop
4. DISTRIBUTION
Current distribution channels are direct orders placed on the Blade Energy Crops website (www.bladeenergy.com), phone orders to 1-877-498-SEED, or by interaction with our Director of Sales. Ceres will hire additional sales personnel as demand increases.
5. EVALUATION
The EVALUATION PLAN described in Exhibit B has been superseded by agreed action of the Ceres-Noble Collaboration Management Committee. Ceres has taken direct responsibility for most of the existing trials and has established several more. We currently have 30 active trial locations covering the States of AL, AR, CA, GA, IA, ID, IL, KS, KY, LA, MO, MS, NC, OK, SD, TN, TX and VA. EG 2101 is present in 20 of these locations.
6. PROTECTION
US PVP and provisional utility patent filings are planned for fall of 2009 pending data acquisition from PVP nurseries in Ardmore, OK and College Station, TX.
7. SEED SALES
Ceres views the US as being the first and primary market for EG 2101. However, we will pursue opportunities for ex-US sales as they arise. Sales plans for any selected markets will be established in 2009.
8. ROYALTY INCOME
For EG 2101, we propose using a fixed royalty rate of [***] which is consistent with the base royalty rate for EG 1101 and EG 1102. Given the geographically smaller potential market and the relative size of the bioenergy industry in that market, we do not foresee the same level of seed sales that were contemplated in the EG 1101 and EG 1102 licenses and thus have omitted the tiered royalty structure from this proposal.

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

Since EG 2101 retains some variability and does not show as strong a yield benefit over its public germplasm source (relative to EG 1101 and EG 1102), we propose a shorter term for the minimum royalty obligations to reflect the high probability that new and improved varieties including those coming from the Noble/UGARF breeding program will replace EG 2101 in the market in the medium term. Minimum royalty obligations begin in 2010, which is the first year we expect to make sales. The minimum royalties increase commensurate with increasing seed production.

Year	Royalty
2010	[***]
2011	[***]
2012	[***]
2013	[***]
2014	[***]
9. SEED PRODUCTION
In 2008, Ceres signed long-term leases on over 1,200 acres of land, established 884 acres of EG 1101 production and 280 acres of EG 1102 production by transplanting seedlings rather than planting seed to ensure first year seed yield, purchased seed harvesting equipment, signed a seed cleaning and conditioning contract with a third party, and hired personnel with expertise in the seed business to support this enterprise. Our substantial investments in this effort are indicative of our commitment to the bioenergy industry writ large and the advancement and promotion of the licensed varieties in particular.
In 2008, we also established a 15 acre field of test production of EG 2101. This year we are adding 8 acres for a total of 22 acres. Our current projections call for ramping up to 100 acres of production. The following table summarizes estimated COMMERCIAL SEED production projected over the next five years. Seed prices will be set in a manner consistent with the premium image of the Blade Energy Crops brand. Upland switchgrass prices for public varieties typically range from $8-12/ PLS pound. For illustration purposes only, royalties are shown for EG 2101 sold at [***]/PLS pound, which would represent a significant premium over the public varieties.

Production	Planting	Production	Pounds	Est. Royalty @
Season	Season	Acres	of Seed	[***]/PLS
2009	2010	22	2,200	[***]
2010	2011	50	7,500	[***]
2011	2012	100	20,000	[***]
2012	2013	100	25,000	[***]
2013	2014	100	25,000	[***]

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

ANNEX B
INTELLECTUAL PROPERTY RIGHTS for the LICENSED VARIETY
(Paragraph 1.10)

LICENSED VARIETY	COMMERCIAL NAME	INTELLECTUAL PROPERTY RIGHTS
NF/GA002	EG2101	[PATENT APPL NO]
NF/GA002	EG2101	[PATENT APPL NO]
NF/GA002	EG2101	[PVP APPL NO]

ANNEX C
MARKETING PLAN
(Paragraph 1.17)
1.	TIMING

The MARKETING PLAN is to cover a five year period and shall be reviewed annually with adjustments made for further five year periods in line with market conditions (or projections of the same) and the agronomic performance of the LICENSED VARIETY.

2.	POSITIONING

An assessment of the potential of the LICENSED VARIETY in an identified market.

3.	PROMOTION

Details of all project promotional activities, plus anticipated, related expenditures, that are intended to the LICENSED VARIETY achieves its maximum market potential.

4.	DISTRIBUTION

Details of the proposed distribution network and activities for supporting the distributor or retailer plus anticipated promotion activities of the distributor/retailer. NOTE: If the anticipated distribution network includes the creation of a new seed company, details regarding this important component should be included here.

5.	EVALUATION

Details of planned evaluation and demonstration, if any.

6.	PROTECTION

Anticipated intellectual property protection requirements.

7.	SEED SALES

Estimated sales including grade of seed, volume and price and country of destination.

8.	ROYALTY INCOME
a.	Estimated royalty payments; and

b.	Commencement date of payment.
9.	SEED PRODUCTION

Estimated production, including grade of seed, land area to be sown, estimated production and harvest date.